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                                                                     EXHIBIT 5.1


                          [ROGERS & WELLS LETTERHEAD]




                                                               December 23, 1997



Metallurg, Inc.
6 East 43rd Street
New York, New York 10017

Ladies and Gentlemen:

               We have acted as counsel for Metallurg, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-4 (Reg. No. 333-42141) (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") relating to the proposed offer by the Company to exchange (the "Exchange Offer") $100,000,000 aggregate principal amount of 11% Series B Senior Notes due 2007 (the "New Notes") of the Company for a like amount of privately placed 11% Series A Senior Notes due 2007 (the "Old Notes"). The New Notes will be issued pursuant to the Indenture (the "Indenture") dated November 25, 1997 by and among the Company, the Guarantors and IBJ Schroder Bank & Trust Company, as trustee. All capitalized terms not otherwise defined herein have the same meanings given to such terms in the Indenture.

               In connection with the foregoing, we have examined, among other things, (i) the Registration Statement, (ii) the Indenture, (iii) the form of New Notes to be issued pursuant to the Indenture and (iv) originals or copies of such other documents, corporate records, certificates and letters of public officials and such instruments as we have deemed necessary. In examining all such documents, we have assumed the genuineness of all signatures, the authenticity of all documents purporting to be originals, and the conformity to the respective originals of all documents purported to be copies.

               As to questions of fact, we have relied upon the representations, statements or certificates of public officials and officers and representatives of the Company.

               Based on the foregoing, the qualifications set forth below, and such examination of law as we have deemed necessary, we are of the opinion that:
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               The New Notes have been duly authorized by the Company and, when issued and delivered in exchange for the Old Notes in the manner set forth in the Registration Statement and executed and authenticated in accordance with the terms and conditions of the Indenture (and assuming the due authorization, execution and delivery of the Indenture by each of the parties thereto), will constitute legal, valid and binding obligations of the Company.

               We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus that forms a part thereof.

               We are delivering this opinion to the Company, and no person other than the Company and its securityholders may rely upon it.

                                           Very truly yours,


                                           /s/ Rogers & Wells